Exhibit 3(a)

As Amended February 13, 2009

RESTATED CERTIFICATE OF INCORPORATION

OF

XEROX CORPORATION

UNDER SECTION 807 OF THE

BUSINESS CORPORATION LAW

We, the undersigned, ANNE M. MULCAHY and LESLIE F. VARON, being respectively the Chairman of the Board and the Secretary of XEROX CORPORATION, DO HEREBY CERTIFY that:

1. The name of the Corporation is “XEROX CORPORATION”. The name under which it was formed is “THE HALOID COMPANY”.

2. The Certificate of Incorporation was filed in the Office of the Secretary of State of the State of New York on April 18, 1906.

3. This restatement of the Certificate of Incorporation was authorized by a resolution adopted by the Board of Directors of the Corporation at a meeting thereof duly called and held. The text of the Certificate of Incorporation is hereby restated without further amendment to read as herein set forth in full:

FIRST: The name of the Corporation is XEROX CORPORATION.

SECOND: The purposes for which it is formed are as follows:

To engage in the invention, development, production, operation, sale or lease of devices, papers and other items, processes, and services, relating to the communications, photographic, printing and image reproduction arts;

To engage in any commercial, mercantile, manufacturing, mining, industrial, importing, exporting or trading business, venture, activity or service or other business, venture, activity or service of a kind or type described in these purposes;

To engage in scientific and technological research and pursuits of every lawful kind and description and to utilize, employ and exploit any and all knowledge resulting therefrom;

To purchase, lease or otherwise acquire, own, hold, sell, mortgage, charge or otherwise dispose of, invest, trade and deal in and with real and personal property of every kind and description.

THIRD: The office of the Corporation is to be located in the City of Rochester, Monroe County, New York.

FOURTH: The aggregate number of shares which the Corporation shall have the authority to issue is 1,750,000,000 shares of Common Stock, of the par value of $1.00 each (hereinafter referred to as “Common Stock”), 600,000 shares of Class B Stock of the par value of $1.00 each (hereinafter referred to as “Class B Stock”), and 22,043,067 shares of Cumulative Preferred Stock, of the par value of $1.00 each (hereinafter referred to as “Cumulative Preferred Stock”).

The designations, preferences, privileges and voting powers of each class of stock of the Corporation, and the restrictions and qualifications thereof, shall be as follows:

1. The Cumulative Preferred Stock may be issued from time to time as follows:

(a) The Cumulative Preferred Stock may be issued from time to time as shares of one or more series of Cumulative Preferred Stock and the Board of Directors is expressly authorized, prior to issuance, in the resolution or resolutions providing for the issue of shares in each particular series, to fix the following:

(i) the distinctive serial designation and number of shares which shall constitute such series, which number may be increased (except where otherwise provided by the Board of Directors in creating such series) or decreased (but not below the number of shares thereof then outstanding) from time to time by like action of the Board of Directors;

(ii) the annual dividend rate for such series, and the date from which dividends on shares of such series shall be cumulative;

(iii) the redemption provisions and price or prices, if any, for such series, which may consist of a redemption price or scale of redemption prices applicable only to redemption for a sinking fund and the same or a different redemption price or scale of redemption prices applicable to any other redemption;

(iv) the amount or amounts which shall be paid to the holders of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation (but not less than $1.00 in the case of involuntary liquidation);

(v) the obligation, if any, of the Corporation to retire shares of such series pursuant to a sinking fund which shall be applied to the redemption of shares of such series;

(vi) the terms and conditions (with or without limitations), if any, on which shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or classes, including the price or prices or at the rate or rates of conversion or exchange and the terms and conditions of adjustment thereof, if any; and

(vii) the voting rights, if any, in addition to those specified herein, and any other preferences, privileges and restrictions or qualifications of such series.

(b) All shares of Cumulative Preferred Stock, regardless of series, shall be of equal rank with each other and shall be identical with each other in all respects except as provided in or permitted by paragraph (a) of this subdivision 1 and except as provided in paragraph (b) of subdivision 6; and the shares of the Cumulative Preferred Stock of any one series shall be identical with each other in all respects except as to the dates from and after which dividends thereon shall be cumulative.

(c) In case the stated dividends and the amounts payable on liquidation are not paid in full, the shares of all series of the Cumulative Preferred Stock shall share ratably in the payment of dividends (including accumulations, if any) in accordance with the sums which would be payable on said shares if all dividends were declared and paid in full, and in any distribution of assets other than by way of dividends in accordance with the sums which would be payable on such distributions if all sums payable were discharged in full.

2. The holders of the Cumulative Preferred Stock of each series shall be entitled to receive, when and as declared by the Board of Directors, but only out of funds legally available for the payment of dividends, cumulative cash dividends at the annual rate for such series (as fixed by the Board of Directors in accordance with subdivision 1 in respect of any series), and no more, payable quarter-yearly, on the first day of January, April, July and October in each year, to shareholders of record on the respective dates, not exceeding forty days preceding such dividend payment dates, fixed for the purpose by the Board of Directors in advance of payment of each particular dividend; provided that if dividends on any shares of the Cumulative Preferred Stock shall be cumulative from a date less than thirty days prior to the first quarter-yearly dividend payment date in respect of such shares, the dividends accrued on such shares to such date shall not be payable on such date but shall be payable on the next following quarter-yearly dividend payment date. The holders of shares of the Cumulative Preferred Stock shall not be entitled to receive any dividends thereon other than the dividends referred to in this subdivision 2.

As provided in paragraph (c) of subdivision 1, no dividend shall be paid upon, or declared or set apart for, any share of Cumulative Preferred Stock of any series for any quarter-yearly dividend period (other than the first quarter-yearly dividend period for any shares if the dividend on such shares for such period shall not then be payable pursuant to the provisions of subdivision 2) unless at the same time a like proportionate dividend for the same quarter-yearly dividend period, ratably in proportion to the respective annual dividend rates fixed therefor, shall be paid upon, or declared and set apart for, all shares of Cumulative Preferred Stock of all series then issued and outstanding and entitled to receive the dividend.

3. So long as any shares of the Cumulative Preferred Stock are outstanding, no dividend whatever shall be paid or declared at any time, and no distribution made, on any junior stock (other than in junior stock) nor shall any shares of junior stock be purchased or otherwise acquired for value or redeemed at any time by the Corporation or any subsidiary:

(a) unless all dividends on the Cumulative Preferred Stock of all series for all past quarter-yearly dividend periods (other than the first quarter-yearly dividend period for any shares if the dividend on such shares for such period shall not then be payable pursuant to the provisions of subdivision 2) shall have been paid and the full dividends thereon for the then current quarter-yearly dividend period shall have been paid or declared and a sum sufficient for the payment thereof set apart; and

(b) unless the Corporation shall have redeemed, retired or purchased all shares of each series of Cumulative Preferred Stock required to have been redeemed, retired or purchased at such time pursuant to the sinking fund fixed for such series by the Board of Directors in accordance with subdivision 1, provided, however, that the foregoing restrictions in this subdivision 3 shall not apply to the acquisition of any junior stock solely in exchange for, or solely out of the proceeds of sale of, any other junior stock.

Subject to the foregoing provisions of this subdivision 3, and to any further limitations prescribed by the Board of Directors in accordance with subdivision 1, and not otherwise, such dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors may be declared and paid on any junior stock from time to time out of any funds of the Corporation legally available therefor, and the Cumulative Preferred Stock shall not be entitled to participate in any such dividends.

4. Subject to the provisions of subdivision 5, the Corporation at its option (expressed by resolution of the Board of Directors) or for the purpose of any sinking fund therefor may (except as otherwise provided by the Board of Directors in accordance with subdivision 1 in respect of any series) redeem the outstanding shares of Cumulative Preferred Stock, or of any one or more series thereof, at any time in whole, or from time to time in part, upon notice duly given as hereinafter specified, at the applicable redemption price or prices for such shares (as fixed in accordance with subdivision 1 in respect of any series), including, in each case, an amount equal to all accrued and unpaid dividends thereon to the date fixed for redemption.

Notice of every such redemption of Cumulative Preferred Stock of any series (a) if all the shares of such series are held of record by not more than ten holders, shall be given by mailing such notice not less than 30 nor more than 60 days prior to the date fixed for such redemption to each holder of record of shares of such series so to be redeemed at his address as the same shall appear on the books of the Corporation, or (b) if all the shares of such series are held of record by more than ten holders, shall be given by publication at least once in each of two successive calendar weeks in a newspaper printed in the English language and customarily published on each business day and of general circulation in the Borough of Manhattan, The City of New York, the first publication to be not less than 30 nor more than 60 days prior to the date fixed for such redemption, and notice of such redemption shall also be mailed not less than 30 nor more than 60 days prior to the date fixed for such redemption, to each holder of record of shares of such series so to be redeemed at his address as the same shall appear on the books of the Corporation; but, if publication is required, no failure to mail any such notice nor any defect therein or in the mailing thereof shall affect the validity of the proceeding for the redemption of any shares to be redeemed.

In case of redemption of a part only of the Cumulative Preferred Stock of any series at the time outstanding, whether for the sinking fund therefor or otherwise, the redemption may (subject to any provision made by the Board of Directors in accordance with subdivision 1 in respect of any series) be either pro rata or by lot, as determined by the Board of Directors. Subject to the foregoing, the Board of Directors shall have full power and authority to prescribe the manner in which the drawings by lot or the pro rata redemption shall be conducted and, subject to the provisions contained in the Certificate of Incorporation or provided by the Board of Directors in accordance with subdivision 1, the terms and conditions upon which the Cumulative Preferred Stock shall be redeemed from time to time.

If any such notice of redemption shall have been duly given and if, on or before the redemption date specified therein, all funds necessary for such redemption shall have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the shares so called for redemption, so as to be and continue to be available therefor, then, notwithstanding that any certificate for shares so called for redemption shall not have been surrendered for cancellation, all shares so called for redemption shall no longer be deemed outstanding on and after such redemption date, and the right to receive dividends thereon and all other rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on redemption thereof without interest, and the right to exercise, on or before the date fixed for redemption, all privileges of conversion or exchange, if any, not theretofore expired.

If any such notice of redemption shall have been duly given or if the Corporation shall have given to the bank or trust company hereinafter referred to irrevocable written authorization promptly to give or complete such notice, and if on or before the redemption date specified therein the funds necessary for such redemption shall have been deposited by the Corporation with a bank or trust company in good standing, designated in such notice, organized under the laws of the United States of America or of the State of New York, doing business in the Borough of Manhattan, The City of New York, having a capital, surplus, and undivided profits aggregating at least $5,000,000 according to its last published statement of condition, in trust for the pro rata benefit of the holders of the shares so called for redemption, then, notwithstanding that any certificate for shares so called for redemption shall not have been surrendered for cancellation, from and after the time of such deposit all shares so called for redemption shall no longer be deemed to be outstanding and all rights with respect to such shares shall forthwith cease and terminate, except only the right of the holders thereof to receive from such bank or trust company at any time after the time of such deposit the funds so deposited, without interest, and the right to exercise, on or before the date fixed for redemption, all privileges of conversion or exchange, if any, not theretofore expired. Any interest accrued on such funds shall be paid to the Corporation from time to time.

Any funds so set aside or deposited, as the case may be, and unclaimed at the end of six years from such redemption date shall be released or repaid to the Corporation, after which the holders of the shares so called for redemption shall look only to the Corporation for payment thereof; provided that any funds so deposited which shall not be required for redemption because of the exercise of any privilege of conversion or exchange subsequent to the date of deposit shall be repaid to the Corporation forthwith.

None of the shares of Cumulative Preferred Stock of any series redeemed or retired pursuant to the sinking fund fixed for such series by the Board of Directors in accordance with subdivision 1, shall be reissued and all such shares shall, in the manner provided by law, be eliminated from the authorized capital stock of the Corporation. The Corporation shall not be prohibited from reissuing any shares of Cumulative Preferred Stock redeemed or retired (other than for the sinking fund therefor) or converted into or exchanged for stock pursuant to the provisions fixed by the Board of Directors in accordance with subdivision 1, and after such redemption, retirement or conversion of the Corporation may, in the manner provided by law, restore such shares to the status of authorized but unissued shares of Cumulative Preferred Stock undesignated as to series.

5. If and so long as all dividends on the Cumulative Preferred Stock of all series for all past quarter-yearly dividend periods (other than the first quarter-yearly dividend period for any shares if the dividend on such shares for such period shall not then be payable pursuant to the provisions of subdivision 2) shall not have been paid and the full dividends thereon for the then current quarter-yearly dividend period shall not have been paid or declared and a sum sufficient for the payment thereof set apart, the Corporation shall not redeem (for sinking fund or otherwise) less than all of the Cumulative Preferred Stock at the time outstanding, and neither the Corporation nor any subsidiary shall purchase or otherwise acquire for value (for sinking fund or otherwise) any of the Cumulative Preferred Stock at the time outstanding.

6. Unless the consent of the holders of a greater number of shares shall then be required by law, the consent of the holders of at least two-thirds of the shares of Cumulative Preferred Stock at the time outstanding, given in person or by proxy, either in writing or at any special or annual meeting called for the purpose, at which the Cumulative Preferred Stock shall vote separately as a class, shall be necessary to permit, effect or validate any one or more of the following:

(a) The authorization of, or any increase in the authorized amount of, any class of stock ranking prior to the Cumulative Preferred Stock;

(b) The amendment, alteration or repeal of any of the provisions of the Certificate of Incorporation, or of the By-Laws of the Corporation which would affect adversely any right, preference, privilege or voting power of the Cumulative Preferred Stock or of the holders thereof; provided, however, that if any such amendment, alteration or repeal would affect adversely any right, preference, privilege or voting power of one or more, but not all, of the series of Cumulative Preferred Stock at the time outstanding, the consent of the holders of at least two-thirds of the outstanding shares of each such series so affected, similarly given, shall be required in lieu of (or if such consent is required by law, in addition to) the consent of the holders of two-thirds of the shares of the Cumulative Preferred Stock as a class; and

(c) The voluntary liquidation, dissolution or winding up of the Corporation, or the sale, lease or conveyance (other than by mortgage) of all or substantially all the property or business of the Corporation, or the consolidation or merger of the Corporation with or into any other corporation, except any such consolidation or merger wherein none of the rights, preferences, privileges or voting powers of any series of the Cumulative Preferred Stock or the holders thereof are adversely affected.

No consent of the holders of the Cumulative Preferred Stock or of any series thereof which would otherwise be required to permit, effect or validate any action of the Corporation or a subsidiary pursuant to the provisions of this subdivision 6 or pursuant to any provision fixed by the Board of Directors in accordance with subdivision 1 shall be required if, prior to or concurrently with such action, provision shall be made in accordance with the provisions of the fourth paragraph of subdivision 4 for the redemption of all outstanding shares of Cumulative Preferred Stock or all outstanding shares of such series, as the case may be, and all funds necessary for such redemption shall be deposited in trust in accordance with the provisions of such paragraph.

7. Unless and until six quarter-yearly dividends on the Cumulative Preferred Stock of any series shall be in default, in whole or in part, the entire voting power, except as otherwise provided in the Certificate of Incorporation or By-Laws, shall be vested exclusively in the Common Stock in accordance with the provisions of, and except as otherwise expressly provided in, the Certificate of Incorporation. If and whenever six full quarter-yearly dividends (whether or not consecutive) payable on the Cumulative Preferred Stock of any series shall be in arrears, in whole or in part, the number of Directors then constituting the Board of Directors shall be increased by two and the holders of the Cumulative Preferred Stock, voting separately as a class, regardless of series, shall be entitled to elect the two additional directors at any annual meeting of shareholders or special meeting held in place thereof, or at a special meeting of the holders of the Cumulative Preferred Stock called as hereinafter provided. Whenever all arrears in dividends on the Cumulative Preferred Stock then outstanding shall have been paid and dividends thereon for the current quarter-yearly dividend period shall have been paid or declared and set apart for payment, then the right of the holders of the Cumulative Preferred Stock to elect such additional two Directors shall cease (but subject always to the same provisions for the vesting of such voting rights in the case of any similar future arrearages in dividends), and the terms of office of all persons elected as Directors by the holders of the Cumulative Preferred Stock shall forthwith terminate and the number of the Board of Directors shall be reduced accordingly. At any time after such voting power shall have been so vested in the Cumulative Preferred Stock, the Secretary of the Corporation may, and upon the written request of any holder of the Cumulative Preferred Stock (addressed to the Secretary at the principal office of the Corporation) shall, call a special meeting of the holders of the Cumulative Preferred Stock for the election of the two Directors to be elected by them as herein provided, such call to be made by notice similar to that provided in the By-Laws for a special meeting of the shareholders or as required by law. If any such special meeting required to be called as above provided shall not be called by the Secretary within twenty days after receipt of any such request, then any holder of Cumulative Preferred Stock may call such meeting, upon the notice above provided, and for that purpose shall have access to the stock books of the Corporation. The Directors elected at any such special meeting shall hold office until the next annual meeting of the shareholders or special meeting held in place thereof. In case any vacancy shall occur among the Directors elected by the holders of the Cumulative Preferred Stock, a successor shall be elected to serve until the next annual meeting of the shareholders or special meeting held in place thereof by the then remaining Director elected by the holders of the Cumulative Preferred Stock or the successor of such remaining Director.

In any case in which the holders of Cumulative Preferred Stock or any series thereof shall be entitled to vote pursuant to the provisions of the Certificate of Incorporation or pursuant to law, each holder of Cumulative Preferred Stock or of such series, as the case may be, shall be entitled to one vote for each share thereof held.

8. In the event of any liquidation, dissolution or winding up of the Corporation, the holders of the Cumulative Preferred Stock of each series shall be entitled to receive out of the assets of the Corporation, before any distribution or payment shall be made to the holders of any junior stock, (i) if such liquidation, dissolution or winding up shall be involuntary, the amount fixed by the Board of Directors in accordance with subdivision 1 but not less than $1.00, and (ii) if such liquidation, dissolution or winding up shall be voluntary, the amount per share fixed by the Board of Directors in accordance with the provisions of subdivision 1 in the case of any series of Cumulative Preferred Stock, in effect at the time thereof, together with, in each case, all accrued and unpaid dividends thereon to the date fixed for the payment of such distributive amounts; and the holders of the junior stock shall be entitled, to the exclusion of the holders of the Cumulative Preferred Stock of any and all series, to share ratably in all the remaining assets of the Corporation in accordance with their respective rights. As provided in paragraph (c) of subdivision 1, if upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets available for distribution shall be insufficient to pay the holders of all outstanding shares of Cumulative Preferred Stock the full amounts to which they respectively shall be entitled, the holders of shares of Cumulative Preferred Stock of all series shall share ratably in any distribution of assets in accordance with the sums which would be payable on such distribution if all sums payable were discharged in full. Neither the consolidation or merger of the Corporation with or into any other corporation, nor any sale, lease or conveyance of all or any part of the property or business of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this subdivision 8.

9. Except as otherwise expressly provided in the Certificate of Incorporation and except as otherwise provided by law, voting rights upon any and all matters shall be vested exclusively in the holders of the Common Stock and the Class B Stock (each share of Common Stock and of Class B Stock having one vote).

10. No holder of Common Stock, Cumulative Preferred Stock or Class B Stock shall be entitled as such, as a matter of right, to subscribe for or purchase any part of any new or additional issue of stock of any class whatsoever, or of any obligations or other securities convertible into, or exchangeable for, any stock of any class whatsoever, whether now or hereafter authorized and whether issued for cash or other consideration or by way of dividend.

11. The holders of Common Stock and of Class B Stock shall possess equal voting rights and rights as to dividends or distributions, and in the event of any liquidation, dissolution or winding up of the Corporation. No dividend, distribution, split-up, combination, reclassification, or other change in the shares of Common Stock shall be made without the same being made with respect to the Class B Stock.

12. For all purposes of the Certificate of Incorporation:

The term “accrued and unpaid dividends” when used with reference to any share of any series of the Cumulative Preferred Stock shall mean an amount computed at the annual dividend rate for the shares of such series from the date on which dividends on such share became cumulative to and including the date to which such dividends are to be accrued, less the aggregate amount of all dividends theretofore paid on such share; but no interest shall be payable upon any arrearages.

The term “Certificate of Incorporation” shall mean the certificate of incorporation of the Corporation as amended and supplemented by any certificate heretofore or hereafter filed pursuant to law, including any certificate filed pursuant to law with respect to, and providing for the issue of, any series of Cumulative Preferred Stock.

The term “junior stock”, when used with reference to the Cumulative Preferred Stock, shall mean the Common Stock, the Class B Stock and any other stock of the Corporation, now or hereafter authorized, over which the Cumulative Preferred Stock has preference or priority either in the payment of dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation.

The term “sinking fund”, as applied to any series of preferred stock, shall mean any fund or requirement for the periodic redemption, retirement or purchase of shares of such series.

The term “stock ranking prior to the Cumulative Preferred Stock” shall mean any stock of the Corporation, now or hereafter authorized, which has preference over the Cumulative Preferred Stock either in the payment of dividends or in any liquidation, dissolution or winding up of the Corporation.

FIFTH: The Secretary of State of the State of New York is hereby designated as the agent of the Corporation upon whom process in any action or proceeding against it may be served. The post office address to which the Secretary of State shall mail a copy of any process against it served on him is:

XEROX CORPORATION

45 Glover Avenue

P. O. Box 4505

Norwalk, CT 06856-4505

Attention: General Counsel

SIXTH: Its duration is to be perpetual.

SEVENTH: The number of directors shall be not less than five (5) nor more than twenty-one (21) as determined in the manner prescribed by the By-Laws.

Unless the election is contested, each director shall be elected by the affirmative vote of a majority of the votes cast for or against the director at any meeting for the election of directors at which a quorum is present.  In a contested election, directors shall be elected by a plurality of the votes cast at a meeting of shareholders by the holders of shares entitled to vote in the election. An election shall be considered contested if as of the record date there are more nominees for election than positions on the board of directors to be filled by election at the meeting.

EIGHTH: The Corporation may purchase, acquire, hold and dispose of the stocks, bonds and other evidences of indebtedness of any corporation, domestic or foreign, and may issue in exchange therefor, its stock, bonds or other obligations.

NINTH: A person who is or was a director of the Corporation shall not be personally liable to the Corporation or its shareholders for damages for any breach of duty in such capacity, except to the extent that the Business Corporation Law of the State of New York as in effect from time to time expressly provides that the foregoing provisions shall not eliminate or limit such personal liability. Nothing in this Article shall directly or indirectly increase the liability of any such person based upon acts or omissions occurring before the adoption hereof. No amendment, modification or repeal of this Article shall adversely affect any right or protection of any director that exists at the time of such change.